EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51309, 333-52192, 333-77843, 333-70640 and 333-103588 on Form S-3 and Registration Statement Nos. 333-56161, 333-50806 and 333-49732 on Form S-8 of Sempra Energy of our reports relating to Sempra Energy Savings Plan, Sempra Energy Trading Retirement Savings Plan, Southern California Gas Company Retirement Savings Plan, San Diego Gas & Electric Company Savings Plan, Twin Oaks Retirement Savings Plan, and Mesquite Power LLC Savings Plan dated June 18, 2004, appearing in this Annual Report on Form 11-K of Sempra Energy for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
June 23, 2004